EXHIBIT 4.3

ELECTION REGARDING PAYMENTS DUE JULY 13, 2007
ON 15% SECURED CONVERTIBLE PROMISSORY NOTES
DATED JANUARY 13, 2006 AND DATED JANUARY 22, 2007

The undersigned Holder hereby elects to have Matritech, Inc. defer to August 13, 2007 all payments due to the Holder on July 13, 2007 with respect to the 15% Secured Convertible Promissory Notes dated January 13, 2006 and the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007.

Holder: ______________________ By:__________________________ Name:________________________ Title:_________________________ Date:_________________________